Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(UNAUDITED)

Six Months Ended June 30, 2012
(in millions)
Fixed Charges:
Interest cost and debt expense	$49
Interest allocable to rental expense(1)	2

Total	$51

Earnings:
Income before income tax expense(2)	$268
Income before income tax expense attributable to noncontrolling interests	(9)
Equity in income of 50 percent or less owned affiliated companies	(5)
Dividends received from 50 percent or less owned affiliated companies(3)	2
Fixed charges	51
Interest capitalized	(4)
Amortization of previously capitalized interest	—

Total	$303

Ratio of Earnings to Fixed Charges	5.9

(1)	Represents one-third of the total operating lease rental expense which is that portion deemed to be interest.
(2)	Represents income before income tax expense for all consolidated entities, including Inland Corporation, Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company.
(3)	Represents dividends received from equity-method investments, which excludes dividends from Inland Corporation, Mid-Valley Pipeline Company and West Texas Gulf Pipe Line Company.